EXHIBIT 14.1

                       CODE OF BUSINESS CONDUCT AND ETHICS

                  INTERPLAY ENTERTAINMENT CORP. ("INTERPLAY") is proud of its history and commitment to deliver some of the most exciting video games in the industry. INTERPLAY is also proud of its many employees who help to make INTERPLAY both a competitive force in the market and an enjoyable workplace. It is our company policy to maintain the highest ethical and business practices. The following is our Code of Business Conduct and Ethics (the "CODE"), which all employees of INTERPLAY and its subsidiaries are required to abide by:

CORE INTEGRITY AND FAIR DEALING. We are expected to be honest and fair in dealing with each other, with our customers, vendors, stockholders, competitors and all other third parties. Our actions must be free from discrimination, libel, slander or harassment. Each person must be accorded equal opportunity, regardless of age, race, sex, sexual preference, color, creed, religion, national origin, marital status, veteran's status, handicap or disability. Each of us is expected to:

         o Demonstrate a commitment to integrity and quality in the carrying out of one's duties and responsibilities within INTERPLAY.

         o Conduct business with honesty and in full compliance with the laws and regulations of each area in which we do business.

         o        Treat  fellow   employees  and  customers  with  fairness  and
                  respect.

OBSERVANCE OF ALL APPLICABLE LAWS. INTERPLAY's ethical standards require adherence with the laws of every state and country in which we do business. Interplay expects each of our employees to conduct their personal and business dealings in accordance with the letter, spirit, and intent of all relevant laws and regulations. Employees must not engage in any form of illegal, dishonest or unethical conduct. Violations of this policy will not be tolerated at INTERPLAY. A violation of this policy will result in necessary corrective action, including possible dismissal.

NO CONFLICT OF INTEREST. INTERPLAY's business is dependent upon the public's continued trust and confidence. It is important to us to recognize that the appearance of a conflict of interest may be just as damaging to INTERPLAY's business and reputation as a real conflict. Therefore, without the prior consent of our Board of Directors:

         o No employee while employed by INTERPLAY may work as an employee or director of a direct INTERPLAY competitor.


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         o        No  employee  may own a financial  interest  in any  INTERPLAY customer, supplier or competitor that might cause divided loyalty or even the appearance of divided loyalty except where such financial interest is less than 1% of such entity. Whether there is a financial conflict of interest depends upon many factors, including: whether he or she can influence
                  INTERPLAY decisions that might affect personal financial interests, the size of the investment and financial needs and the nature and extent of the competition or the relationship between INTERPLAY and the other entity.

         o No employee may conduct INTERPLAY business with a member of his or her family, or with a business organization with which the employee or the employee's family has an association without first notifying the Legal Department.

         o No employee may personally take advantage of or otherwise divert a business opportunity that rightfully belongs to INTERPLAY. Neither may any INTERPLAY employee derive personal profit, gain or advantage (other than compensation from INTERPLAY) as a result of any transaction undertaken on behalf of INTERPLAY.

         o No employee may perform outside work or solicit such business on INTERPLAY premises or while working on INTERPLAY time, including time you are given with pay to handle personal matters.

Each employee must promptly disclose actual or potential conflicts of interest to the General Counsel or attorneys in the legal department in writing.

NO BRIBES OR KICKBACKS. No bribes, kickbacks, or other similar remuneration or consideration shall be given to or accepted from any person or organization in order to attract business. Anyone who pays or receives bribes or kickbacks may be immediately terminated and may be reported to the appropriate authorities. Employees may accept common courtesies usually associated with customary business practices and not in violation of any law or regulation. In particular, employees shall neither seek nor accept for themselves or others any gifts, favors or entertainment without a legitimate business purpose, nor seek or accept loans (other than conventional loans at market rates from lending institutions) from any person or business organization that does or seeks to do business with, or is a competitor of, INTERPLAY.
It is also never permissible to accept a gift in cash or cash equivalents (e.g., stocks or other forms of marketable securities) of any amount.

NO UNATHORIZED PAYMENTS OR GIFTS. Gifts, favors and entertainment may be given to others at INTERPLAY's expense only if they meet all of the following criteria:

         o        They  are  in  compliance   with   INTERPLAY's   policies  and
                  procedures for travel and entertainment expense reimbursement;


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         o        They are customary and standard  business  practice within the video game industry; and

         o        They are not in violation of any applicable law or regulation.

STRICT ADHERENCE TO INSIDER TRADING POLICY. Employees shall not use material nonpublic information obtained while in INTERPLAY employment (including information about the financial results of INTERPLAY, distribution partners, customers, suppliers or competitors) for the personal profit of the Employee or anyone else. This includes, but is not limited to, taking advantage of such information by trading or providing information for others to trade in INTERPLAY's stock. This policy is explained in further detail in INTERPLAY'S "Procedures and Guidelines Governing Insider Trading and Tipping" pamphlet which is given to each employee.

SPECIAL ETHICAL CONSIDERATIONS. It is essential that our financial statements and records, including all filings with the U.S. Securities and Exchange
Commission, be accurate and timely. In addition to adhering to the Employee Handbook policies, the policies of our "Procedures and Guidelines Governing Insider Trading and Tipping" and the other policies and guidelines in this Code, members of our accounting team, the Chief Financial Officer and the Chief Executive Officer must take special care to follow the guidelines of the Code at all times and to instill ethical conduct within their organizations. In particular, these senior officers and financial persons must ensure their conduct is honest and ethical, that they act in the best interests of INTERPLAY, its stockholders and the wider community of responsible citizenry to which INTERPLAY belongs. These persons should abide by this guideline by constantly ensuring that all public disclosure requirements be full, fair, accurate and timely disclosures, and that they comply with all other applicable laws and regulations. All accounts and records shall be documented in a manner that:

         o        Accurately   describes  and  identifies  the  true  nature  of
                  business transactions, assets, liabilities or equity.

         o        Properly  and timely  classifies  and  records  entries on the
                  books  of  account  in  conformity  with  generally   accepted
                  accounting principles.

         o        No  record,  entry  or  document  shall be  false,  distorted,
                  misleading,    misdirected,    deliberately    incomplete   or
                  suppressed.

REPORTING ETHICAL AND CONDUCT VIOLATIONS. Your individual action matters to the well being of INTERPLAY. Each employee can reinforce an ethical corporate culture and influence the conduct of fellow employees. If you believe there has been a violation of this Code, you have a responsibility to report it. In particular, employees who are aware of false documents or information provided to INTERPLAY, the management team or the accounting team shall immediately report this belief to our Human Resources in person, by letter addressed


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to Attn: Director of Human Resources,  Interplay  Entertainment Corp., 16815 Von
Karman Ave., Irvine, CA 92606 or by email at HR@interplay.com.

If you feel uncomfortable speaking with members of Human Resources or if you are still concerned after speaking with them, you may contact Human Resources anonymously by email or the Legal Department, anonymously or otherwise, at (949) 553-6655 or LEGAL@INTERPLAY.COM. You may also send a letter, with relevant documentation, to INTERPLAY, Attn: Counsel, 16815 Von Karman Ave., Irvine, CA 92606. PLEASE BE AWARE THAT INTERPLAY EMPLOYEE EMAIL ACCOUNTS HAVE EMPLOYEE NAMES IN THEM. IF YOU WANT TO MAKE AN ANONYMOUS REPORT BY SENDING AN EMAIL, WE SUGGEST YOU USE A NON-IDENTIFIABLE PRIVATE EMAIL ACCOUNT FROM WHICH TO SEND FROM.

Your calls and letters will be dealt with confidentially. IT IS AGAINST INTERPLAY'S COMPANY POLICY TO RETALIATE AGAINST ANY INDIVIDUAL FOR REPORTING OF ILLEGAL OR UNETHICAL CONDUCT. IT IS FURTHER AGAINST THE LAWS TO RETALIATE AGAINST ANY EMPLOYEE FOR REPORTING A VIOLATION OF FEDERAL LAWS.

DISTRIBUTION. This Code, together with the "Employee Handbook" which contain more specific standards of conduct as an INTERPLAY employee, the "Software Code of Ethics" and the "Procedures and Guidelines Governing Insider Trading and Tipping" pamphlet, shall be distributed by our Human Resources to every employee of INTERPLAY and shall constitute INTERPLAY's company policies on conduct and ethics. Each employee is expected to certify that they will abide by it while they are affiliated with INTERPLAY.




EXHIBIT A- Certification of Employee:

         I certify that I have received a copy of the Code of Business Conduct and Ethics ("Code") of Interplay Entertainment Corp. ("Interplay"). I further acknowledge that I have had the opportunity to ask and have all questions I may have regarding the Code answered by Interplay. I hereby agree to abide by the Code for the duration of my employment with Interplay.


                                            ------------------------------
                                            [Name of Employee]

                                            ------------------------------
                                            [Job Title]


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